Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Current Report on Form 8-K/A of Prospect Medical Holdings, Inc. dated August 22, 2007, of our report dated January 22, 2007, related to the financial statements of ProMed Health Care Administrators, Inc. as of September 30, 2006 and 2005, and for each of the three years in the period ended September 30, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to an emphasis of a matter concerning ProMed Health Care Administrators, Inc.’s significant transactions with affiliated entities); and our report dated January 22, 2007, related to the financial statements of Pomona Valley Medical Group, Inc. as of September 30, 2006 and 2005, and for each of the three years in the period ended September 30, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to an emphasis of a matter concerning Pomona Valley Medical Group, Inc.’s significant transactions with affiliated entities), and incorporated by reference in Registration Statements No. 333-128700 and No. 333-137496 of Prospect Medical Holdings, Inc. on Forms S-8 and S-3, respectively.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
August 22, 2007